Exhibit 10.1
AMENDMENT TO THE
SWIFT TRANSPORTATION CO., INC.
EMPLOYEE STOCK PURCHASE PLAN
     Swift Transportation Co., Inc. (the “Company”) previously approved and adopted the Swift Transportation Co., Inc. Employee Stock Purchase Plan (the “Plan”). The Plan has been amended in several respects and most recently in April 2004. By this instrument, the Compensation Committee desires to amend the Plan to (1) shorten the Offering Period in effect as of the date hereof by setting a New Exercise Date pursuant to Section 18 of the Plan and (2) change the Offering Periods to provide that no new Offering Period may commence on or after the New Exercise Date.
     1. The provisions of this Amendment shall be effective as of the date hereof.
     2. Section 2(i) of the Plan is hereby amended by inserting the following immediately before the period at the end thereof:
     “; provided, however, that the Exercise Date for the Offering Period commencing on January 1, 2007 shall be the earlier to occur of (1) June 29, 2007, which is the last Trading Day of such Offering Period, and (2) the last Trading Day before the “Effective Time” (as defined in the Agreement and Plan of Merger, dated as of January 19, 2007, by and among Saint Corporation, Saint Acquisition Corporation and the Company)”
     3. Section 2(j) of the Plan is hereby amended by inserting the following immediately before the period at the end thereof:
     “; provided, however, that there shall be no Offering Periods, or any other periods during which options granted pursuant to the Plan may be exercised, at any time on or after the Exercise Date of the Offering Period that commenced on January 1, 2007”
     4. This Amendment shall amend only the provisions of the Plan as set forth herein. Those provisions of the Plan not expressly amended hereby shall be considered in full force and effect.